UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT 4

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BIGEON

(Exact name of registrant as specified in its charter)

BizFilings 8020 Excelsior Dr. Suite 200 Madison, WI 53717 Telephone: 800-981-7183 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Mr. Olegas Tunevicius

Manesova 345/13 Ceske Budejovice 6,
Ceske Budejovice, Czech Republic

Telephone: +420234768135

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Office)

Nevada	38-4086827	7370
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)	(Primary Standard Industrial Classification Code Number)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act (check one):

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.02 par value per share	6,500,000	$0.02	$130,000	$15.756
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑
Emerging growth company ☐

CALCULATION OF REGISTRATION FEE

Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) of the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is prohibited.

SUBJECT TO COMPLETION, DATED APRIL 24, 2019

EXPLANATORY NOTE

This Amendment No. 4  (the “Amendment”) relates to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333- 228803), initially filed by the Registrant on December 14, 2018.

The Registrant is filing this Amendment for the sole purpose of updating the ‘Dilution’ section of the Registration Statement. This Amendment does not modify any provision of Part I or Part II of the Registration Statement other than ‘Dilution’ section as set forth below.

DILUTION

The price of the current offering is fixed at $0.02 per share.

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders. The following tables compare the differences of your investment in our shares with the investment of our existing stockholders.

The following table illustrates the dilution to the purchasers of the common stock in this offering (the below figures are rounded to the nearest hundredths place):

Percent of Shares Sold from Maximum Offering Available	25%	50%	75%	100%
Offering price per share	$0.02	$0.02	$0.02	$0.02
The historical net tangible book value as of January 31, 2019	$(7,557)	$(7,557)	$(7,557)	$(7,557)

Post offering net tangible book value	$15,427	$47,927	$80,427	$112,927
Post offering net tangible book value per share	$0.0030	$0.0071	$0.0096	$0.0113
Pre-offering net tangible book value per share	$(0.0022)	$(0.0022)	$(0.0022)	$(0.0022)
Increase (Decrease) in net tangible book value per share after offering	$0.0052	$0.0093	$0.0118	$0.0135
Dilution per share	$0.0170	$0.0129	$0.0104	$0.0087

% dilution	84.95%	64.50%	51.98%	43.54%

Capital contribution by purchasers of shares	$32,500	$65,000	$97,500	$130,000
Capital Contribution by existing stockholders	$3,500	$3,500	$3,500	$3,500
Percentage capital contributions by purchasers of shares	90.28%	94.89%	96.53%	97.38%

Percentage capital contributions by existing stockholders	9.72%	5.11%	3.47%	2.62%

Gross offering proceeds	$32,500	$65,000	$97,500	$130,000
Anticipated net offering proceeds	$22,984	$55,484	$87,984	$120,484
Number of shares after offering held by public investors	$1,625,000	$3,250,000	$4,875,000	$6,500,000
Total shares issued and outstanding	$5,125,000	$6,750,000	$8,375,000	$10,000,000
Purchasers of shares percentage of ownership after offering	31.71%	48.15%	58.21%	65.00%
Existing stockholders’ percentage of ownership after offering	68.29%	51.85%	41.79%	35.00%

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on April 24, 2019.

BIGEON
_______________________________________
By:	/s/ Olegas Tunevicius
Name: Olegas Tunevicius
Title: Chief Executive Officer and Principal Financial Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Olegas Tunevicius
Olegas Tunevicius	President, Treasurer, Secretary and Director (Principal Executive, Financial and Accounting Officer)	April 24, 2019